CYIOS Corporation

1300 Pennsylvania Avenue, Suite 700

Washington, D.C. 20004

Gentlemen:

We have acted as counsel for CYIOS Corporation, a Nevada corporation, (the "Company") in connection with its filing of a Registration Statement on Form S-1 (File No. 333-165941) (the "Registration Statement") covering an aggregate of 3,500,000 shares of the Company's common stock, $0.001 par value (the "Shares"), to be sold by the selling security holder identified in the Registration Statement, who is an underwriter in connection with the resale of the Company’s common stock under the equity financing agreement.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company; (b) By-laws of the Company; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and their representatives. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement. The Shares being registered have been duly authorized, and when sold pursuant to the terms of described in the Registration Statement, will be legally issued, fully paid and non-assessable.

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.001 par value, of which there are 35,698,887 shares outstanding. Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada.

We hereby consent to the use of firm's name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned "Legal Representation."

Very truly yours,

/s/ Gersten Savage LLP

Gersten Savage LLP